Exhibit (j)(2)

                             [LETTERHEAD OF DECHERT]

September 28, 2001


Pilgrim SmallCap Opportunities Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

     Re: Pilgrim SmallCap Opportunities Fund
         (File Nos. 33-847 and 811-4434)

Dear Sirs:

     We hereby consent to all references to our firm in Post-Effective Amendment No. 31 to the Registration Statement of Pilgrim SmallCap Opportunities Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert